SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2003

MainStreet BankShares, Inc.

(Exact name of registrant as specified in its charter)

Virginia	333-86993	54-1956616
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 12, Patrick Henry Mall, 730 East Church Street, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

(276) 632-8054

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Item 5. Other Events

This report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements, which are representative only on the date hereof. Readers of this report should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed throughout this report. The Corporation takes no obligation to update any forward-looking statements contained herein. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected that could result in a deterioration of credit quality or a reduced demand for credit; and (4) legislative or regulatory changes including changes in accounting standards, may adversely affect the business.

MainStreet BankShares, Inc., (“Corporation” or “BankShares”) held its fourth Annual Shareholders’ Meeting on April 17, 2003 at the Piedmont Arts Association in Martinsville, Virginia. President and Chief Executive Officer, Cecil R. McCullar updated the shareholders on the progress achieved by the Corporation and its subsidiaries since the last shareholders’ meeting. Mr. McCullar stated that the most challenging and significant accomplishment achieved by BankShares in 2002 was the successful completion of the secondary stock sale on December 31, 2002. The secondary offering resulted in the sale of 679,602 shares of common stock with gross proceeds of $7,135,821. The proceeds were primarily used to capitalize Franklin Community Bank, N.A. (“Franklin Bank”) as a second subsidiary of BankShares, which opened on September 16, 2003. Smith River Community Bank, N.A., (“Smith River”) the other subsidiary of the Corporation, opened for business July 24, 2000. Mr. McCullar stated that the Corporation had completed two stock offerings raising over $14 million dollars from November 1999 to December 2002 despite major corporate bankruptcies within our markets, Y2K, U. S. terrorist attacks and a serious decline in the U. S. economy and stock markets.

Mr. McCullar reported that the Corporation had reduced its net loss in 2002 to $813,891 compared to a net loss of $1,037,386 in 2001 despite absorbing significant offering and pre-opening expenses associated with establishing the Franklin Bank in 2002. MainStreet BankShares, Inc. experienced its first monthly profit in the month of March 2003. At year-end after 29 months of operations, the Corporation had total assets of $64.7 million, net loans of $45.8 million, deposits of $53.5 million and shareholders’ equity of $10.8 million. Less than 3 ½ months later on April 13, 2003, assets had increased to $72 million, loans to $53 million and shareholders’ equity holding steady at $10.8 million. Smith River has continued to grow with its three branches and as of April 13, 2003, had assets of $49 million, loans of over $37 million, and deposits of $45 million. Smith River experienced its first profitable month in September 2002 and has been profitable on a monthly basis ever since through March 2003. The trends are in the right direction.

Mr. McCullar reported that the Corporation plans to continue its investment in technology that will benefit both subsidiary banks. By the end of May 2003, it is anticipated that a debit card product will be available for both banks to offer their customers. By the third quarter 2003, it is expected that web sites will be implemented for the holding company and both banks, which will provide information about the Corporation and the products and services offered by both banks. The Corporation also plans to implement Internet Banking Services to the customers of both banks by year-end 2003.

Mr. McCullar stated that he was equally excited about the potential for growth that the Franklin Bank brings to the Corporation. Larry A. Heaton, President and Chief Executive Officer of Franklin Community Bank, N.A. addressed the shareholders concerning that bank. Mr. Heaton reported to the shareholders that Franklin Community Bank, N.A. opened for business on September 16, 2003 in a storefront in the Rocky Mount Market Place. A permanent facility is being constructed of which they plan to move into Memorial Day weekend. Also, Mr. Heaton stated that a branch application had been filed with the Office of the Comptroller of the Currency for a branch in the West Lake area of Franklin County. Franklin Bank ended 2002 with total assets of $15.3 million and total assets had reached $21.6 million by the end of the first quarter of 2003, an increase of over 40%.

Mr. McCullar reported that he had begun conversations with several Virginia brokerages and hopes the Corporation will be listed on a stock exchange in 2004 to help build the stock’s liquidity and price.

The shareholders elected Jesse D. Cahill, Sr., Joseph F. Clark, Roxann B. Dillon, Joe C. Philpott, and Joel R. Shepherd as directors to serve until 2006. The shareholders elected Larry A. Heaton and Michael A. Turner as directors to serve until 2005 and the shareholders elected Danny M. Perdue as a director to serve until 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2003	By:	/s/ C. R. MCCULLAR
C. R. McCullar President and CEO

Date: April 25, 2003	By:	/s/ BRENDA H. SMITH
Brenda H. Smith Executive Vice President/CFO/ Corporate Secretary